Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of March 10, 2014

by and among

MINERALS TECHNOLOGIES INC.,

MA ACQUISITION INC.

and

AMCOL INTERNATIONAL CORPORATION

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2014 (this “Agreement”), is entered into by and among Minerals Technologies Inc., a Delaware corporation (“Parent”), MA Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and AMCOL International Corporation, a Delaware corporation (the “Company”). Defined terms used herein have the meanings set forth in Section 9.13.

W I T N E S S E T H

WHEREAS, concurrently with entering into this Agreement, the Company has terminated the Agreement and Plan of Merger, dated as of February 11, 2014, by and among Imerys SA, Imerys Minerals Delaware, Inc. and the Company (as amended from time to time, the “Imerys Merger Agreement”) in accordance with its terms;

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”), for $45.75 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Purchaser will, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned Subsidiary of Parent, and each Share, except as otherwise provided herein, will be converted in the Merger into the right to receive the Merger Consideration, subject to any applicable withholding Taxes;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) adopted and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (the Offer, the Merger and the other transactions contemplated by this Agreement collectively, the “Transactions”), (b) declared that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective board of directors of Parent and Purchaser have adopted, approved and declared it advisable for Parent and Purchaser to enter into this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable after the date of this Agreement but in no event more than ten (10) Business Days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided that the Company agrees that no Shares owned by the Company or any of the Subsidiaries of the Company be tendered pursuant to the Offer.

(b) Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Purchaser of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), after the Expiration Date (as defined herein) Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right, at any time, to in its sole discretion waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, without the prior written consent of the Company, Purchaser shall not (A) subject to adjustment pursuant to Section 1.1(f), decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) amend or modify any of the Offer Conditions in a manner that adversely affects holders of Shares generally, (E) change the Minimum Condition, (F) impose conditions to the Offer in addition to the Offer Conditions, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, or (H) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at 9:00 a.m. (New York City time) on the date that is twenty one (21) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act)

following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, being referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows: (i) if, on the scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Purchaser if permitted hereunder, then Purchaser shall extend the Offer for one or more periods of not more than five (5) Business Days each (or of not more than ten (10) Business Days each if the only Offer Condition(s) not yet satisfied is the Offer Condition relating either to the absence of Restraints or to the receipt of required regulatory approvals) (the length of such periods to be determined by Parent) or such other number of Business Days as the parties may agree (subject to the right of Purchaser to waive any Offer Condition (other than the Minimum Condition) in accordance with this Agreement and the parties’ respective rights to terminate this Agreement in accordance with Article VIII of this Agreement); (ii) Purchaser shall extend the Offer for the minimum period required by applicable Law or the applicable rules, regulations, interpretations or positions of the SEC or its staff or the NYSE; and (iii) if, on the scheduled Expiration Date, each Offer Condition has been satisfied, or waived by Parent or Purchaser if permitted hereunder, and the Marketing Period did not end on or prior to the immediately preceding Business Day, then Purchaser shall have the right in its sole discretion to extend the Offer for one period of not more than ten (10) Business Days (the length of such period to be determined by Parent); provided that Parent shall not have the right to extend the Offer pursuant to Section 1.1(e)(iii) if Parent or Purchaser is not then in compliance in all material respects with its obligations under Section 6.16. Purchaser shall not be required to extend the Offer beyond the End Date and shall not in any event extend the Offer beyond the End Date without the Company’s prior written consent.

(f) The Offer Price shall be equitably adjusted, without duplication, to reflect the effect of any change in the fully diluted number of shares of capital stock of the Company as a result of any reclassification, stock split (including a reverse stock split) or combination, merger, issuer tender, exchange or readjustment of shares or any stock dividend or stock distribution occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 1.1(f) shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(g) In the event that this Agreement is terminated pursuant to the terms hereof, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination) irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant to the Offer and cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the SEC a Tender Offer Statement on

Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and other appropriate ancillary offer documents, and shall cause the Schedule TO (together with all exhibits, amendments or supplements thereto, the “Offer Documents”) to be disseminated to holders of Shares as and to the extent required by the Exchange Act and other applicable Laws.

Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as soon as reasonably practicable and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and its stockholders that may be required in connection with any action contemplated by this Section 1.1(h), including communicating the Offer to the record and beneficial holders of the Shares. Parent and Purchaser shall give (x) the Company and its counsel reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC and (y) reasonable and good faith consideration to the reasonable additions, deletions or changes suggested by the Company and its counsel thereto. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser agree to give (x) the Company and its counsel reasonable opportunity to review any proposed written or oral responses to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and (y) reasonable and good faith consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and reasonable opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Notwithstanding the foregoing, the obligations of the Company in the immediately preceding three sentences shall not apply if the Company Board (or a committee thereof) effects a Company Adverse Recommendation Change in accordance with Section 6.3.

(i) Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

Section 1.2 Company Actions.

(a) On the date of commencement of the Offer, the Company shall, following the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to the right of the Company Board (or a committee thereof) to make a Company Adverse Recommendation Change pursuant to Section 6.3, shall contain the Company Board Recommendation and shall mail the Schedule 14D-9 to these holders of Shares. The Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as soon as reasonably practicable and to the extent required by applicable Laws. The Company shall give (x) Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC and (y) reasonable and good faith consideration to the reasonable additions, deletions or changes suggested by Parent and its counsel thereto. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company agrees to give (x) Parent and its counsel reasonable opportunity to review any proposed written or oral responses to any comments of the SEC or its staff with respect to the Schedule 14D-9 and (y) reasonable and good faith consideration to the reasonable additions, deletions or changes suggested thereto by the Parent and its counsel and reasonable opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Notwithstanding the foregoing, the obligations of the Company in the immediately preceding three sentences shall not apply if the Company Board (or a committee thereof) effects a Company Adverse Recommendation Change in accordance with Section 6.3. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b) The Company shall promptly furnish, or promptly cause its transfer agent to furnish, Parent, or Parent’s designee, with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall promptly provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

(c) The parties hereto shall use reasonable best efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents.

Section 1.3 Directors.

(a) Upon the Offer Acceptance Time and all times thereafter, subject to compliance with applicable Laws and the applicable rules of the NYSE, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company

Board as is equal to the product of (i) the total number of directors on the Company Board (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their Subsidiaries bears to the total number of shares of Company Common Stock then outstanding. As used in this Agreement, the terms “beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act. The Company and the Company Board shall, upon Purchaser’s request at any time following the Offer Acceptance Time, take all such actions necessary to (A) appoint to the Company Board the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the bylaws of the Company if necessary so as to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board, and (B) cause Purchaser’s designees to be so appointed at such time. The Company shall, upon Purchaser’s request following the Offer Acceptance Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of each committee of the Company Board to the extent permitted by applicable Laws and the rules of the NYSE. From and after the Offer Acceptance Time, the Company shall, at Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined in the rules of the NYSE and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-l as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board. Purchaser shall supply the Company with, and be solely responsible for, information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-l.

(b) In the event that Purchaser’s designees are elected or designated to the Company Board pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board to maintain three (3) directors who are members of the Company Board on or prior to the date hereof and who are not officers, directors or employees of Parent, Purchaser, or any of their Subsidiaries, each of whom shall be an “independent director” as defined by the NYSE rules and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules, and at least one of whom shall be an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three (3) Persons who are not officers, directors or employees of

Parent, Purchaser, or any of their Affiliates, and who do not otherwise have any material financial or other material interest in or material relationship with Parent, Purchaser or any of their Affiliates, to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board after the Offer Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the Company Charter Documents or applicable Law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser), (iii) to amend the Company Charter Documents if such action would adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Company Board under or in connection with this Agreement if such action would materially and adversely affect, or would reasonably be expected to materially and adversely affect, the holders of Shares (other than Parent or Purchaser). The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include counsel to the Company or the Company Board as of the date of this Agreement) in reasonable circumstances and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 at 10:00 a.m. (local time) on the date of, and as promptly as practicable following, the consummation of the Offer, or such other date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs being referred to herein as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.4 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Purchaser, as provided under the applicable Sections of the DGCL.

Section 2.6 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation and bylaws of Purchaser immediately prior to the Effective Time, except that (a) all references therein to Purchaser shall be automatically amended and shall become references to the Surviving Corporation, (b) the provisions of the certificate of incorporation of Purchaser relating to the incorporator of Purchaser shall be omitted, and (c) changes necessary so that they shall be in compliance with Section 6.8 shall have been made, and as so amended shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.8).

Section 2.7 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Purchaser immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At Parent’s request, the Company shall obtain and deliver to Parent the written resignations of each of the directors of the Company (other than any directors appointed by Parent pursuant to Section 1.3(a)), to be effective at the Effective Time.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Purchaser:

(a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Purchaser, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) and Dissenting Shares) shall thereupon be converted automatically into, and shall thereafter solely represent, the right to receive the Offer Price in cash without interest (the “Merger Consideration”), subject to any applicable withholding Tax. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 3.2(b) without interest (subject to any applicable withholding Tax).

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Offer Acceptance Time, Parent shall designate the Company’s current transfer agent or another bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of the shares of Company Common Stock to receive the funds to which holders of such shares of Company Common Stock shall become entitled pursuant to this Agreement and shall enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. At or prior to of each of the Offer Acceptance Time and Effective Time, Parent shall, or shall take all steps necessary to enable and cause Purchaser to, deposit with the Paying Agent all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and in respect of the aggregate Merger Consideration to be paid to holders of shares of Company Common Stock, as applicable (the “Payment Fund”). If Parent decides to invest the Payment Fund, pending its disbursement to former holders of Company Common Stock, then the Payment Fund shall be invested by the Paying Agent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing. Any interest and other income from such investments shall become part of the Payment Fund and any amounts in excess of the amounts payable pursuant to this Article III shall promptly be paid to Parent. No investment by the Paying Agent of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III and Parent shall promptly replace any portion of the Payment Fund lost through any investment made pursuant to this Section 3.2(a). No investment by the Paying Agent of the Payment Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and in respect of the aggregate Merger Consideration to be paid to holders of shares of Company Common Stock, as applicable.

(b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry

Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

(e) Termination of Payment Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article III, and thereafter Persons entitled to receive payment pursuant to this Article III shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Purchaser, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 3.1(c), without any interest thereon and less any applicable withholding taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. No party shall, without the prior written consent of the other parties hereto, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.4 Treatment of Equity Awards.

(a) Each option and stock appreciation right issued pursuant to any Company Stock Plan that represents the right to acquire shares of Company Common Stock which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall at the Effective Time automatically (and without any further action being required on the part of the holders thereof) be canceled and terminated at the Effective Time in exchange for an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time times (y) the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Option, less applicable Taxes required to be withheld with respect to such payment; provided that if the exercise price per share of any such Option is equal to or greater than the per share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof.

(b) Each share of Company Common Stock issued pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) which is outstanding immediately prior to the Effective Time shall at the Effective Time become fully vested and be treated in accordance with Section 3.1. At the Effective Time, all outstanding dividends associated with each share of Restricted Stock, shall be paid out by the Company in a cash lump sum.

(c) Immediately prior to the Effective Time, each restricted stock unit with respect to shares of Company Common Stock that is outstanding immediately prior to the Effective Time

(collectively, the “Company RSUs”) shall be converted into a vested right to receive cash in an amount equal to the per share Merger Consideration. At the Effective Time, all outstanding dividends associated with each Company RSU shall be paid out by the Company in a cash lump sum.

(d) Without limiting the generality of Section 3.2(g), the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 3.4 to any holder of Options, shares of Restricted Stock and Company RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law related to Tax, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options, Restricted Stock or Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

(e) No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 3.4. All payments required under this Section 3.4 shall be made at, or as soon as practicable after, the Effective Time. If reasonably requested by the Parent, prior to the Effective Time, the Company shall adopt resolutions of the Company Board necessary to (i) terminate, effective as of immediately prior to the Effective Time, the Company Stock Plans and any other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock, (ii) provide that neither Parent, the Company nor any of their Subsidiaries will, as of the Effective Time, be bound by any rights under any Company Stock Plan or any other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 3.4 and (iii) provide that any Company Plan which allows any current or former employees, directors or individual independent contractors or consultants to invest directly or indirectly in Company Common Stock, if any, will be amended to eliminate such investment option.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser that, (a) except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to any other sections or subsections thereof to the extent that the relevance of such information to such other sections or subsections is reasonably apparent on its face from a reading of such disclosure and the sections or subsections of this Agreement to which such disclosure relates) or (b) except as set forth in any of the Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”), excluding any item incorporated by reference therein, risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections, and, in any case, other than with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5(c), 4.16, 4.18, and the second sentence of Section 4.5(a), which shall not be qualified or modified by disclosures in the Company SEC Documents:

Section 4.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification, license or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to carry on its business as now being conducted, except in each case where the failure to be in good standing or have such power, authority or governmental approvals would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification, license or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all liens, pledges, encumbrances, security interests and transfer restrictions of any kind and nature whatsoever, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws.

(c) The Company has made available to Parent complete, true and correct copies of the certificate of incorporation and bylaws of the Company, in each case as amended to the date of this Agreement (the “Company Charter Documents”).

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, on February 11, 2014, (i) 32,501,070 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) an aggregate of 2,328,052 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which (A) Options were issued with respect to 1,392,534 shares of Company Common Stock (of which, options were issued with respect to 994,756 shares of Company Common Stock and stock appreciation rights were issued with respect to 397,778 shares of Company Common Stock), (B) no shares of Company Common Stock were subject to Restricted Stock awards and (C) 129,300 shares of Company Common Stock were subject to Company RSU awards and (iv) 95,430 phantom shares of Company Common Stock were credited under a deferred compensation plan.

(b) Except as set forth in Section 4.2(a), as of February 11, 2014, there are no preemptive or other outstanding rights, Options, warrants, conversion rights, subscriptions, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, agreements or commitments (contingent or otherwise), arrangements, calls or rights of any kind issued or authorized by the Company (i) relating to any issued or unissued capital stock or equity interests of the Company or any of the Company Subsidiaries, (ii) that obligate the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or Options, warrants, other securities of the Company or any of the Company Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of the Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the “Company Securities”). All of the outstanding shares of Company Common Stock have been, when issued, duly authorized, validly issued, fully paid and nonassessable. Upon the issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plans, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any of the Company Subsidiaries or any Company Securities.

Section 4.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 5.7, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of the Company Board, and assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 5.7, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.4 are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (in each case, with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any Subsidiary is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clause (iii), as would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) approving and declaring the advisability of this Agreement and the Transactions, (ii) declaring that is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, (iii) declaring that the terms of the Offer and Merger are fair to the Company and the Company’s stockholders and (iv) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”), which resolutions, subject to Section 6.3, have not been rescinded, modified or withdrawn in any way.

(d) Concurrently with entering into this Agreement, the Company has validly terminated the Imerys Merger Agreement in accordance with Section 8.1(d)(ii) of the Imerys Merger Agreement.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the rules of the NYSE, and (iii) the DGCL to file the Certificate of Merger or other appropriate documentation with the Secretary of State of the State of Delaware, (b) filings required under, and compliance with other applicable requirements of, the HSR Act, and (c) approvals or filings required under, and compliance with other applicable requirements of, the non-U.S. Laws of the jurisdictions listed on Section 4.4 of the Company Disclosure Schedule intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 4.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements, forms, statements and documents required to be filed or furnished with or to the SEC since January 1, 2012 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the last such amendment, the Company SEC Documents complied in all material respects with applicable Law, including the requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, all of the consolidated financial statements of the Company (including all related notes and schedules) included in the Company SEC Documents, in each case, including any related notes thereto, (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, stockholders’ equity, and the results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP.

(c) Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects as of the date such certifications were made. The

Company has established and maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management, including the chief executive officer and chief financial officer of the Company, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective.

(d) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of September 30, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions or (iv) as would not be reasonably expected to have a Company Material Adverse Effect.

Section 4.6 Absence of Certain Changes.

(a) Between January 1, 2014 and the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(b) Between September 30, 2013 and the date of this Agreement, there has not been any change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.7 Legal Proceedings. (a) There is no pending or, to the Knowledge of the Company, threatened, legal, arbitration, alternative dispute resolution, administrative or other proceeding, or claim, suit, action, or indictment (“Litigation”) against or affecting the Company or any of its Subsidiaries (or any of their respective officers or employees) or any of their respective assets which has had or, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor (b) is there any order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority or arbitrator involving the Company or any of its Subsidiaries that would reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Compliance With Laws; Permits.

(a) Each of the Company and its Subsidiaries is and has been operated at all times in the past two years in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”), Company Permits (as defined below) and orders applicable to the Company or any of its Subsidiaries and by which any property, business or asset of the Company or any Company Subsidiary is bound or affected, except for instances of non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold, and are in compliance with, all approvals, licenses, variances, consents, waivers, grants, concessions, exemptions, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”) (other than those under Environmental Laws which are governed exclusively by Section 4.11), except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received written notice that any such material Company Permit will be terminated or adversely modified or cannot be renewed in the ordinary course of business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal.

Section 4.9 Tax Matters.

(a) All material Tax Returns of the Company and its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and such Tax Returns are true, correct and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown as due on such Tax Returns) have been timely paid in full, or, where payment is not yet due, have been adequately reserved in the Company SEC Documents in accordance with GAAP.

(b) No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which deficiency has not been fully paid or adequately reserved in the Company SEC Documents in accordance with GAAP.

(c) No audit, examination or other administrative or court proceeding with respect to material Taxes of the Company or any of its Subsidiaries is pending or has been threatened in writing by any Governmental Authority.

(d) Neither the Company nor any of its Subsidiaries has participated in any transaction that is or would be part of any “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

(e) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing; and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(f) The provisions of this Section 4.9 and Section 4.10 constitute the sole and exclusive representations and warranties of the Company relating to Tax matters.

Section 4.10 Employee Benefits Matters.

(a) The Company has made available to Parent correct and complete copies of (i) each material Company Plan (and with respect to any non-written material Company Plan, a written description thereof), (ii) annual reports on Form 5500 for the last three completed fiscal years required to be filed with the IRS with respect to each Company Plan and the most recent actuarial reports (if any such report was required), (iii) the most recent summary plan description for each material Company Plan for which such summary plan description is required, and (iv) each trust agreement and insurance or group annuity contract (or any other funding agreement) relating to any material Company Plan.

(b) Each Company Plan has been administered in material compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans or the assets of the trust under such plan that would individually or in aggregate have a Company Material Adverse Effect. All Company Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination or opinion letter from the IRS or has filed a timely application therefor (and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued). and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred with respect to the Company Pension Plans which could be reasonably expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. The Company has made available to Parent a correct and complete copy of the most recent determination or opinion letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) Neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six (6) years was a Subsidiary of the Company) (any such entity, the Company’s “ERISA Affiliate”) has now or at any time within the previous six (6) years contributed to, sponsored, or maintained a Multiemployer Plan (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or equivalent under any non-United States Law. No material liability under Title IV or Section 302 of ERISA has been incurred by the

Company or any ERISA Affiliate of the Company to which the Company or any Subsidiary of the Company would be liable for on or after the Closing, that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of the Company of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No Company Plan that is subject to Title IV (a “Title IV Plan”) or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA and Section 412 of the Code). The consummation of the Transactions will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. This Section 4.10 constitutes the sole and exclusive representation and warranty of the Company regarding pension and employee benefit or liabilities or obligations, or compliance with Laws, relating thereto.

(d) Each Company Plan that is subject to Section 409A of the Code is in material compliance with, and has been operated and administered in compliance with, Section 409A of the Code, as applicable.

Section 4.11 Environmental Matters. Except for those matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no enforcement proceeding, suit, claim or action relating to or arising from any noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any real property currently owned, operated or leased by the Company or any of its Subsidiaries and (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials). This Section 4.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental, health and safety matters, including, without limitation all matters arising under the Environmental Laws.

Section 4.12 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) to the Knowledge of the Company, (i) the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property and (ii) there is no claim of such infringement or other violation pending or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, and (b) to the Knowledge of the Company, (i) no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and (ii) no claims of such infringement or other violation are pending or threatened in writing against any Person by the Company or any of its

Subsidiaries. This Section 4.12 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

Section 4.13 Anti-Takeover Provisions. Assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 5.7, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby from any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL.

Section 4.14 Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens and Encumbrances (except in all cases for Permitted Liens and Permitted Encumbrances), and has valid title, leasehold interests, licenses, concessions or similar rights to all the mining, exploration and mineral development licenses and claims (whether patented or unpatented) and corresponding surface rights used, or held for use, by the Company or its Subsidiaries in connection with each of their businesses. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

Section 4.15 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means the following (including any series of one or more related Contracts):

(i) any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture or other similar arrangement, with any Person other than the Company or a wholly owned Subsidiary;

(ii) any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any material line of business or geographic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line;

(iii) any Contract (other than purchase orders entered into in the ordinary course of business) with the top ten (10) customers by business segment, other than the Corporate segment, in terms of revenue, and the top ten (10) suppliers by business segment, other than the Corporate segment, in terms of spend, each for the fiscal year 2013;

(iv) any indenture, mortgage, loan or credit Contract under which the Company or relevant Subsidiary of the Company has outstanding indebtedness in a principal amount in excess of $5,000,000 or any outstanding note, bond, indenture or other evidence of Indebtedness in a principal amount in excess of $5,000,000 for borrowed money or otherwise, or guaranteed outstanding Indebtedness for money borrowed by others; and

(v) any Contract under which the Company or the relevant Subsidiary of the Company is (A) a lessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (C) a lessor of real property, or (D) a lessor of any tangible personal property owned by the Company or the relevant Subsidiary of the Company, in each case which requires future annual payments in excess of $250,000.

(b) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all Company Material Contracts to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement.

(c) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not have a Company Material Adverse Effect.

Section 4.16 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Offer Price is fair from a financial point of view to the holders (other than Parent and its Affiliates) of the Company Common Stock.

Section 4.17 Brokers and Other Advisors. Except for Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.18 Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 5.7, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Transactions.

Section 4.19 Disclosure. None of the information included in the Schedule 14D-9 (and none of the information supplied by the Company specifically for inclusion in the Offer Documents) will, at the respective times of the filing of the Offer Documents and Schedule 14D-9, at any time such documents are amended or supplemented or at the time of any distribution or dissemination of such documents, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.19 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser or any of their Representatives specifically for inclusion therein.

Section 4.20 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries, nor any directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of its Subsidiaries or Affiliates, has violated any material provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar applicable Law (collectively, the “Anti-Corruption Laws”).

(b) To the Knowledge of the Company, there is no investigation of, written allegation by, or request for information from the Company or any of its Subsidiaries by any Governmental Authority regarding the Anti-Corruption Laws that would reasonably be expected to result in a fine, penalty or enforcement action by any such Governmental Authority.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of its Subsidiaries or Affiliates, has materially violated or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Authority.

Section 4.21 Insurance. The Company and its Subsidiaries maintain insurance policies in such amounts, with such deductibles and against such risks and losses as are commercially reasonable for the assets of the Company and its Subsidiaries and the conduct of their businesses. Except as has not had, or is not reasonably expected to have, a Company Material Adverse Effect, such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any of its Subsidiaries has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. The Company and each of its Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, a Company Material Adverse Effect.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article IV, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company:

Section 5.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 5.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Purchaser under this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Purchaser (including by the Parent Board and the board of directors of Purchaser) and adopted by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery of and performance by Parent and Purchaser under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 5.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 5.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not have a Parent Material Adverse Effect.

Section 5.3 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, and (d) approvals or filings required under, and compliance with other applicable requirements of any Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Purchaser and the performance of this Agreement by Parent and Purchaser, other than as would not have a Parent Material Adverse Effect.

Section 5.4 Brokers and Other Advisors. Except for Lazard Frères & Co., the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.5 Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.6 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of the executed Debt Commitment Letter (it being understood and agreed that any fee letters provided have been redacted in a customary manner) providing, subject to the terms and conditions therein, for debt financing in the aggregate amount set forth therein (the “Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified and the respective commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except as may be limited by the Bankruptcy and Equity Exceptions. Parent has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are due and payable on or prior to the date of this Agreement. The net proceeds contemplated by the Debt Commitment Letter will, together with cash and cash equivalents available to Parent in the aggregate, be sufficient to enable Parent and Purchaser to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Articles I, II and III of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter or, to the Knowledge of Parent, that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto. Except as set forth in the Debt Commitment Letter, there are no (i) conditions precedent to the respective obligations of the Financing Sources that are party to the Debt Commitment Letter to fund the full amount of the Financing or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing to which either Parent, Purchaser or any of their respective Affiliates is a party that would permit the Financing Sources that are party to the Debt Commitment Letter to reduce the total amount of the Financing (other than retranching or reallocating the Financing in a manner that does not reduce the aggregate amount of the Financing), or that would materially and adversely affect the availability of the Financing.

Section 5.7 Share Ownership. Neither Parent nor Purchaser, nor any of their respective “affiliates” or “Associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) has beneficial ownership of any Company Common Stock or other securities of the Company or any Company Subsidiary, except as contemplated by this Agreement and except for any securities that may be owned by any employee benefit plan or other benefit plan administered by or on behalf of Parent or any of its Subsidiaries. Other than by reason of any of the transactions contemplated by this Agreement, neither Parent nor Purchaser nor any of their respective Affiliates is or has been since December 31, 2010, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 5.8 Disclosure. None of the information included in the Offer Documents (and none of the information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9) will, at the respective time of the filing of the Offer Documents and Schedule 14D-9, at any time such documents are amended or supplemented or at the time of any distribution or dissemination of such documents, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.8 will not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to Parent by the Company or any of its Representatives specifically for inclusion therein.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 6.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises, preserve their assets and properties in reasonably good repair and condition and to preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and other Persons with which the Company or the Company Subsidiaries have business dealings.

(b) Without limiting the generality of the foregoing, except as set forth in Section 6.1(b) of the Company Disclosure Schedule or as otherwise required by this Agreement, from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned, other than with respect to the matters described in clauses (i), (iii) and (ix)(A) and (B)), the Company shall not, nor shall the Company permit any of its Subsidiaries to:

(i) issue, sell, or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for (A) the issuance of capital stock to employees pursuant to any Contract in effect on the date hereof in accordance with its present terms as set forth on Section 6.1(b)(i) of the Company Disclosure Schedule and (B) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options outstanding on the date of this Agreement in accordance with their present terms, and (C) the issuance of Options (or shares of capital stock with respect thereto) or shares of Restricted Stock in respect of, or representing the right to acquire, in the aggregate, up to 10,000 shares of Company Common Stock, in the ordinary course consistent with past practice;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof in accordance with their present terms or (B) in connection with withholding to satisfy tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests, other than dividends and distributions paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and other than quarterly cash dividends not to exceed $.20 per share and with declaration, record and payment dates at times consistent with historical practice over the prior two fiscal years, and, if a record date has not been set (in reference to a date consistent with such historical practice) prior to the Closing, no dividend shall be paid, or (B) adjust, split, combine, subdivide, reclassify or exchange or enter into any similar transaction with respect to any shares of its capital stock or other equity interests;

(iv) incur, assume, guarantee, prepay or otherwise become liable for any additional Indebtedness, except for Indebtedness (A) incurred to replace, renew, extend, refinance or refund any existing Indebtedness, (B) for borrowed money incurred pursuant to Contracts as in effect as of the date of this Agreement, (C) incurred in the ordinary course of business to the extent necessary for ordinary course working capital purposes consistent with past practice or (D) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries, and, in the case of clauses (A) and (C), would not provide for “make-whole” payments or breakage fees other than for the payment of principal or interest and expenses thereto in connection with prepayments of such Indebtedness;

(v) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any of the Company’s wholly owned Subsidiaries or between the Company and any of its wholly owned Subsidiaries);

(vi) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any of its properties or assets that are material, individually or in the aggregate, except (A) sales, leases, rentals and licenses in the ordinary course of business (B) pursuant to, and in accordance with the present terms of, Contracts in force on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (D) transfers among the Company and its Subsidiaries;

(vii) (x) make capital expenditures, other than in the ordinary course of business or in accordance with the 2014 capital expense budgets disclosed to Parent, (except for any individual item or project set forth in the capital budget with spend equal to or in excess of $7,000,000) and (y) make any increase in the fee arrangement with the Company’s third party financial advisor, the calculation of which has been disclosed to Parent;

(viii) other than in the ordinary course of business, directly or indirectly make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;

(ix) (A) increase the compensation or benefits payable or to become payable, grant any severance, termination or retention pay, or pay or award any pension, retirement allowance or other equity or non-equity incentive awards to, or discretionarily accelerate the vesting or payment of any equity award held by, any current or former employee, director or individual consultant or independent contractor, (B) amend or modify any Company Plan in a manner that increases the costs to the Company of benefits thereunder or adopt or enter into any employee benefit plan, agreement or arrangement that would be a Company Plan if in effect on the date hereof, or (C) hire any employee, director or individual consultant or independent contractor at a rate of base compensation exceeding $250,000, except, in the case of clauses (A) and (B), (I) as required by applicable law or any Contract entered into prior to the date hereof, (II) as required by the terms of any Company Plan or (III) for any employee, an increase in base compensation or broad-based benefits in the ordinary course of business consistent with past practice approved by the Compensation Committee of the Company Board as of the date hereof; provided, that, in no event will the Company be permitted to grant any equity incentive awards during the period from the date of this Agreement to the Effective Time;

(x) other than with respect to stockholder litigation (which is governed by Section 6.9), settle any material pending or threatened Legal Proceeding, except for the settlement of any such Legal Proceeding solely for money damages and so long as

(A) such settlement or compromise does not result in any other material Liability of the Company or its Subsidiaries, (B) the Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment to be paid by the Company and/or its Subsidiaries, as applicable, prior to Closing, and (C) the amount unreimbursed or unpaid by third-party insurance does not exceed $150,000 individually for each such settlement or compromise and $1,000,000 in the aggregate for all such settlements and compromises;

(xi) implement or adopt any change to its methods, principles and policies of accounting in effect at December 31, 2012, except as required by GAAP or by applicable Law;

(xii) amend the Company Charter Documents or the equivalent organizational documents of any Company Subsidiary;

(xiii) adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than this Agreement);

(xiv) except as consistent with the ordinary conduct of its business and consistent with past practice, (A) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or (B) enter into any agreement or Contract that, if entered into prior to the date hereof, would qualify as a Company Material Contract;

(xv) except as consistent with the ordinary conduct of its business and consistent with past practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, or disclose or agree to disclose to any Person, other than Representatives of the Parent, any trade secrets or (B) compromise, settle or agree to settle any litigation or institute any litigation concerning any Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xvi) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xvii) other than in the ordinary course, (x) take any action that would reasonably be expected to result in the cancellation by the insurer of existing material insurance policies or material insurance coverage of the Company or any of its Subsidiaries (excluding cancellation upon expiration or nonrenewal) and (y) shall not adopt any change, in any material respect, in the structure, terms and scope of such insurance coverage; or

(xviii) agree, resolve, authorize or commit to take any of the foregoing actions.

(c) During the period from the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall not willfully and intentionally take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions.

Section 6.2 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by Law, the Company (acting through the Company Board, its compensation committee or its “independent directors” as defined by the NYSE rules) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or its subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act.

Section 6.3 No Solicitation; Change in Recommendation.

(a) The Company and its Subsidiaries and their respective officers, directors and employees shall, and the Company and its Subsidiaries shall use their reasonable best efforts to cause their other Representatives, to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal or any proposal reasonably expected to lead to, any Takeover Proposal and shall promptly request the return from, or destruction by, all such Persons of all copies of non-public information previously furnished or made available to such Persons by or on behalf of the Company in accordance with the terms of any confidentiality or similar agreement in place with such Person. The Company and its Subsidiaries and their respective officers, directors and employees shall not, and shall use their reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any (including by way of furnishing or providing access to non-public information), or take any action which is reasonably expected to lead to, a Takeover Proposal; (ii) enter into or participate in any discussions (except to notify such Person of the existence of the provisions of this Section 6.3 without more) or negotiations with any Person regarding any Takeover Proposal; (iii) approve any transaction under, or any Person (other than Parent or Purchaser) becoming an “interested stockholder” under, Section 203 of the DGCL (except for any transaction involving Parent, Purchaser or any of their Affiliates); or (iv) enter into any merger agreement, agreement in principle, letter of intent, or other similar agreement providing for any Takeover Proposal (each, a “Company Acquisition Agreement”). Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in this Section 6.3 by any officer or director of the Company (or any other Representative of the Company that is authorized, intentionally sanctioned or intentionally caused by the Company) shall be deemed a breach of this Section 6.3 by the Company.

(b) Notwithstanding Section 6.3(a), at any time prior to the Offer Acceptance Time, in response to a bona fide written Takeover Proposal made after the date hereof which did not result from a breach of this Section 6.3, the Company may, if the Company Board determines in good faith (after consultation with outside counsel) that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal, and after giving Parent written notice of such determination (x) furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, that the Company provides Parent any information with respect to the Company that could reasonably be expected to be material to Parent furnished to such other Person which was not previously furnished to Parent prior to, or concurrently with, the time it is provided to such other Person, and (y) participate in discussions and negotiations with the Person making such Takeover Proposal and its Representatives or potential sources of financing. In addition to the other obligations of the Company set forth in this Section 6.3, the Company will promptly provide notice to Parent in writing (and in any case within forty-eight (48) hours of knowledge of receipt) of the receipt of such Takeover Proposal, or any request for information relating to the Company or any of the Subsidiaries of the Company or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party with respect to a Takeover Proposal. The Company shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal or request), and thereafter shall keep Parent reasonably informed on a reasonably current basis of all material developments affecting the status of and terms of such Takeover Proposal or request or any changes to the material terms thereof (and the Company shall provide Parent promptly after receipt thereof with copies of any material written materials constituting such Takeover Proposal or request or any changes to the material terms thereof) and of the status of any such discussions or negotiations. In addition, during the period from the date hereof through the Offer Acceptance Time, the Company shall enforce and not terminate, amend, modify or waive any provision of any confidentiality or “standstill” agreement to which the Company or any of its Subsidiaries is a party, other than (should the Company Board determine in good faith, following consultation with its legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable Law) a restriction in any applicable confidentiality or “standstill” agreement that would prohibit or restrict any such Party from making a non-public bona fide written Takeover Proposal directly to the Company Board (provided the foregoing shall not alter or affect any of the Company’s other obligations in this Section 6.3).

(c) Except as expressly permitted by this Agreement, the Company Board shall not, nor any committee thereof shall, (i)(A) withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, any part of the Company Board Recommendation in a manner adverse to Parent or its interests in the Transaction, (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or (D) within eight (8) Business Days of a written request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Takeover Proposal or modification thereto is published or made public, the Company fails to issue a press release that reaffirms the Company Board Recommendation (without qualification) (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause to authorize the Company or any of its Subsidiaries to enter into, any Company Acquisition Agreement. Parent shall be entitled to make a written request for reaffirmation of the type contemplated by Section 6.3(c)(i)(D) up to three (3) times in total and Parent shall not be entitled to make such a written request for reaffirmation if Parent has received from the Company a Notice of Adverse Recommendation Change and the applicable Notice Period with respect to such Notice of Adverse Recommendation Change has not ended.

(d) Notwithstanding Section 6.3(c), but subject to Section 6.3(e), at any time prior to the Offer Acceptance Time, the Company Board may effect a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(d)(ii)) only if (i) (A) a Takeover Proposal (that did not result from a breach of this Section 6.3) is made to the Company and not withdrawn and (B) if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Takeover Proposal constitutes a Superior Proposal, and, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, or (ii) (A) if, other than in connection with a Takeover Proposal, there is or arises an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business assets or operations of the Company Board prior to the Offer Acceptance Time and (B) the Company Board has concluded in good faith, following consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) The Company Board shall not make a Company Adverse Recommendation Change or, with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(d)(ii), unless (i) the Company shall have first provided Parent written notice (“Notice of Adverse Recommendation Change”) of its intent to, as applicable, (x) terminate this Agreement to enter into a definitive acquisition agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any proposed transaction agreements and related material documents with respect to such Superior Proposal, or (y) make a Company Adverse Recommendation Change in accordance with Section 6.3(d), which notice shall specify the details of an Intervening Event, if applicable, in each case of (x) and (y) at least four (4) Business Days prior to its taking such action (the “Notice Period”); and (ii) the Company shall have, and shall have caused its legal counsel and financial advisors to, negotiate with Parent and its Affiliates and Representatives during the Notice Period in good faith (to the extent Parent has requested to negotiate) to make such modifications to the terms and conditions of this Agreement (i) in the case of a Superior Proposal, so that this Agreement results in a transaction no less favorable to the stockholders of the Company than such Takeover Proposal that was deemed a Superior Proposal and (ii) in the case of an Intervening Event, modification of this Agreement results in a transaction no less favorable to stockholders of the Company than the effect of the Intervening Event, in each case, as would enable Parent to proceed with the Transactions on such modified terms and, at the end of the Notice Period, after taking into account any such modified terms as may have been proposed by Parent since its receipt of such written notice, the Company Board shall have again in good faith made the determination referred to in clause (i)(B) or (ii) (B), as applicable, of Section 6.3(d). In the event of any material revision or amendment (including, for the avoidance of doubt, any change in price) to the terms of a Superior Proposal, the Company Board shall, in each case, make the determination referred to in clause (i)(B) or (ii)(B), as applicable, of Section 6.3(d), deliver a new Notice of Adverse Recommendation and commence a new Notice Period, and, in such case, all references to four (4) Business Days in this Section 6.3(e) shall be deemed to be two (2) Business Days.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.3 or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that all actions taken or agreed to be taken by the Company or the Company Board or any committee thereof shall comply with the provisions of Section 6.3(a).

(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (as defined in Section 13(d) of the Exchange Act), other than Parent and any of its Subsidiaries) relating to, or that is reasonably expected to lead to, (i) any purchase or acquisition, in a single transaction or series of related transactions, of (A) assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (B) 15% or more of the outstanding Company Common Stock or 15% of the equity securities of any Subsidiary of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding Company Common Stock or 15% of the equity securities of any Subsidiary of the Company or of any resulting parent company of the Company, other than the Transactions.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor to be (i) more favorable to the holders of Company Common Stock from a financial point of view than the Transaction, taking into account all legal, financial, regulatory and other factors (including all the terms and conditions of such proposal and the Offer and this Agreement (including any changes to the terms of the Offer and this Agreement proposed by Parent in accordance with Section 6.3(e)) that the Company Board considers relevant and (ii) reasonably capable of being completed in accordance with its terms, taking into account the financial, regulatory, legal and other aspects and terms of such proposal and the third party; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Purchaser shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make as promptly as reasonably practicable any required submissions and filings under applicable Antitrust Laws with respect to the

Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (E) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within ten (10) Business Days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to (A) make the appropriate filings under any Foreign Antitrust Laws as soon as practicable and no later than what is required to consummate the Transactions no later than three (3) Business Days before the End Date, (B) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with, and subject to, this Section 6.4 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable.

(c) The Company, Parent and Purchaser shall: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Parent and Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d) In furtherance and not in limitation of the foregoing, Parent and Purchaser agree to use reasonable best efforts to take promptly any and all reasonable steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date); provided, nothing in this Agreement shall require any party, or in the case of the Company, permit the Company to commit to and/or effect, by consent decree, hold separate orders, trust, or otherwise, to (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries or (iii) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries (each a “Remedial Action”), other than, after exhausting the parties’ obligations pursuant to clause (c) above, or with the consent of Purchaser, Remedial Actions involving solely the Company and/or its Subsidiaries that would not, after giving effect thereto, have a materially negative impact on the Company and its Subsidiaries (or their respective businesses) taken as a whole; provided, however, that if Parent directs the Company to take any Remedial Action, such Remedial Action may, at the discretion of the Company, be conditioned upon consummation of the Transactions.

(e) In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent and the Company shall, subject to Section 6.4(d) , use their respective reasonable best efforts to take any and all action to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Purchaser shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) Neither Parent nor Purchaser shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise outside the ordinary course), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions; it being understood that the foregoing shall not limit or affect any of the Company’s obligations set forth in Section 6.1.

Section 6.5 Public Announcements. The initial press releases with respect to the execution of this Agreement shall be separate press releases to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 6.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 6.6 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Offer Acceptance Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, as applicable (including for the conduct of Phase I environmental site assessments but not for the conduct of sampling or analysis of soil, groundwater, building materials, effluent, or other environmental media commonly known as Phase II environmental assessment work), books, financial statements, forecasts and other financial data, Tax returns, Contracts, litigation files and other records, and the Company shall furnish promptly such other documents and information concerning its business and properties as the Parent and its Representatives may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries; provided, further, that other than with respect to a customary due diligence investigation by any financing sources or their Representatives the Company and its Subsidiaries shall not be obligated to provide such access or information if permitting such access or disclosing such information would (i) violate applicable Law, (ii) violate a Contract or obligation of confidentiality owing to a third-party, (iii) jeopardize the protection of the attorney-client privilege or (iv) expose such party to risk of liability for disclosure of sensitive or personal information. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of November 6, 2013, between Parent and the Company (as such letter may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. In addition to the foregoing, the Company shall provide Parent and its Representatives with current and forecasted financial information and provide access to the Company’s management to discuss the same.

Section 6.7 Takeover Laws. The Company and the Company Board shall each (a) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any state takeover statute or similar statute becomes applicable to the Transactions, use its reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 6.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each current and former director and officer (and, to the extent provided in the Company Charter Documents, other employee) of the Company and any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) to the same extent such Indemnitees are indemnified as of the date of this Agreement (including with respect to advancement of expenses) by the Company pursuant to the Company Charter Documents, the equivalent charter documents of the Company Subsidiaries and indemnification agreements, if any, in existence on the date of this Agreement with such Indemnitees for acts or omissions occurring prior to the Effective Time.

(b) Prior to the Effective Time, Parent shall, or shall request the Company to, purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof as maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time (the “D&O Insurance”), covering without limitation the Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost per year equal to or less than 250% of the aggregate annual premiums paid by the Company during the most recent policy year for the D&O Insurance, Parent or, at Parent’s request, the Company shall purchase the best coverage as is reasonably available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.8.

Section 6.9 Transaction Litigation. The Company shall give Parent the opportunity to participate in review and comment on all material filings or responses to be made by the Company in the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and each of its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation). The Company shall notify Parent promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice.

Section 6.10 Section 16. Prior to the Offer Acceptance Time, the Company shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) as of the Effective Time (“Company Employees”), (i) annual base salary and base wages and cash incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the Effective Time, but excluding any long-term incentive awards) that are each no less favorable than that in effect as of the Effective Time and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one (1) year period following the Effective Time with severance benefits at levels no less favorable than and pursuant to the terms of Parent’s current severance policies or, if more favorable, then as required by applicable local Law. Notwithstanding the foregoing, terms of continued employment of any Current Employee subject to a collective bargaining agreement shall be governed by the applicable collective bargaining agreement.

(b) For the purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a “change in control,” “change of control” or any similar concept under such Company Plans, arrangements or agreements.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent shall cause the Surviving Corporation to pay to each Company Employee employed by Parent or its Affiliates on December 31, 2014 such Company Employee’s annual incentive bonus, calculated in accordance with the bonus plan in effect as of the date hereof and determined consistent with past practice.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee (all such employees will be “at will”) or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement. For the avoidance of doubt, nothing herein shall confer any third party beneficiary rights or rights of enforcement to any Person (including Company Employees) other than the parties to this Agreement.

Section 6.12 Purchaser and Surviving Corporation. Parent shall take all actions necessary to (a) cause Purchaser and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Purchaser to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.13 Payoff Letter. By no later than the fifth (5th) Business Day prior to the Offer Acceptance Time, the Company shall cause the administrative agent for the lenders under the Senior Credit Facility to prepare and deliver to the Company a customary “payoff letter” or similar document in form and substance reasonably satisfactory to Parent specifying the aggregate amount of the Company’s obligations in respect of Indebtedness (including principal, interest, fees, expenses, prepayment penalties or payments and other amounts payable under the Senior Credit Facility) that will be outstanding as of the Closing Date under the Senior Credit Facility and providing, upon receipt of such amounts, (i) that all Indebtedness under or pursuant to the Senior Credit Facility shall have been repaid and discharged and (ii) for the release of all claims and Liens held by or on behalf of such lenders in respect of the properties and assets of the Company and its Subsidiaries. The Company shall also have made arrangements reasonably satisfactory to Parent and have provided to Parent recordable form lien releases and other documents reasonably requested by Parent prior to the Closing Date such that all Liens on the assets or properties of the Company or any of its Subsidiaries that are not Permitted Liens shall be (or shall have been) satisfied, terminated and discharged on or prior to the Closing Date.

Section 6.14 Actions with Respect to 5.46% Notes. Following the execution of this Agreement, the Company shall prepare all notices, certificates and other documents required to be delivered to holders of the Company’s 5.46% Guaranteed Senior Notes due 2020 (the “5.46% Notes”) in connection with the Transactions, including the execution of this Agreement, pursuant to the Note Purchase Agreement governing the 5.46% Notes (the “Note Purchase Agreement”). The Company shall deliver all such notices, certificates and other documents to holders of the 5.46% Notes in accordance with the terms and within the time periods specified in the Note Purchase Agreement, including, without limitation, the delivery of the notices and certificates required pursuant to Section 8.7 of the Note Purchase Agreement, and shall provide Parent the reasonable opportunity to review and comment in a timely manner on each of the foregoing notices, certificates and documents reasonably in advance of their delivery, it being understood that the Company’s obligation to prepay any 5.46% Notes pursuant to the offer of prepayment contained in any such notice shall not occur on or prior to the Effective Time.

Section 6.15 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.16 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Debt Commitment Letter, and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing below the amount that would be required to consummate the Transactions or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in the case of either clause (i) or (ii) above, in a manner that would reasonably be expected to (A) materially delay or prevent the ability of Parent to consummate the Transactions, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (C) adversely impact the ability of Parent or Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, however, that Parent and Purchaser may, without the consent of the Company, (1) amend the Debt Commitment Letter (A) in accordance with the “market flex” provisions thereof and (B) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (2) otherwise amend or replace the Debt Commitment Letter so long as in the case of clause (2), (x) such amendment does not impose terms or conditions that would reasonably be expected to materially delay or prevent the ability of Parent to consummate the Transactions, (y) the terms are not less beneficial in any material respect to Parent or Purchaser than those in the Debt Commitment Letter as in effect on the date of this Agreement and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment or replacement of the Debt Commitment Letter as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced Debt Commitment Letter will be deemed to be “Financing” as such term is used in this Agreement. Parent will use its reasonable best efforts to (I) maintain in effect the Debt Commitment Letter (including any definitive agreements entered into in connection therewith), (II) satisfy on a timely basis all conditions in the Debt Commitment Letter applicable to, and within the control of, Parent and Purchaser to obtaining the Financing at or prior to the Offer Acceptance Time, (III) negotiate as promptly as practicable and, on or prior to the Offer Acceptance Time, enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained in the Debt Commitment Letter or consistent in all material respects with the Debt Commitment Letter (including any applicable “market flex” provisions) or otherwise as agreed by Parent and the lenders thereunder (such definitive agreements, together with the Debt Commitment Letter, the “Financing Agreements”) and promptly upon execution thereof provide complete and executed copies of such definitive agreements to the Company, (IV) consummate the Financing at or prior to the Offer Acceptance Time and (V) fully enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Financing to fund in accordance with their respective commitments if all conditions to funding the Financing in the applicable Financing Agreements have been satisfied or waived. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Purchaser’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s request, advising and updating the Company, in a reasonable level of detail, with respect to status, and material terms of the material definitive documentation for the Financing. If any portion of that amount of the Financing becomes reasonably likely to be unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Debt Commitment Letter, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient, when added to any portion of the Financing that is available and cash on hand and other readily available liquidity, to pay in cash all amounts required to be paid by Parent in cash in connection with the Transactions with terms and conditions not materially less favorable, taken as a whole (and taking into account the “market flex” provisions of the Debt Commitment Letter), to Parent, Purchaser and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing”) as promptly as practicable following the occurrence of such event. In such event, (1) the term “Financing” as used in this Agreement will be deemed to include any such alternative debt financing, (2) the term “Financing” will be deemed to include the Alternative Financing, (3) the term “Debt Commitment Letter” will be deemed to include any commitment letters with respect to any such alternative debt financing and (4) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(b) Prior to the Offer Acceptance Time, the Company will provide to Parent, and will cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 6.16(d), and will use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary or necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Agreements to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials, including (A) private placement memoranda, (B) information memoranda and packages, lender and investor presentations, rating agency materials and (C) presentations, and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Parent and the Financing Sources as promptly as practicable with (A) all Required Information, (B) to the extent it is available to the Company, all other information reasonably necessary for Purchaser to prepare pro forma financial statements and projections or otherwise as is customarily provided in connection with any financing comparable to the Financing and (C) all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations and financial projections) as may be reasonably requested by Parent to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters), (iii) having the Company designate members of senior management of the Company to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and Parent’s Financing Sources and potential lenders in the Financing, (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, (v) assisting in the preparation of definitive financing documents (including any schedules, annexes or exhibits thereto and any pro forma financial statements and financial projections required to be delivered thereunder), (vi) subject to any contractual agreement in effect, facilitating the pledging of collateral for the Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Offer Acceptance Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Financing,

(vii) obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, release of guaranties, instruments of termination or discharge, (viii) providing Parent with all documentation and other information required by regulatory authorities and as reasonably requested by Parent on behalf of Financing Sources with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and (ix) preparing and delivering to Parent any supplements to the above information as may be required pursuant to the Debt Commitment Letter. In connection with the foregoing, the Company will file with the SEC all Company SEC Documents for the annual and quarterly fiscal periods ending on and after December 31, 2013 as soon as practicable but in any event not later than (i) 60 days following the end of the Company’s fiscal year, in the case of annual reports on Form 10-K and (ii) 40 days following the end of each fiscal quarter of the Company, in the case of quarterly reports on Form 10-Q. The Company hereby consents to the use of the Company’s logos, trademarks and servicemarks in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c) Notwithstanding the requirements of Section 6.16(b), (i) solely Parent shall be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, the Company shall provide Parent with financial and other information relating to the Company and its Subsidiaries reasonably requested by Parent to allow Parent to prepare such pro forma financial information, including projections of the Company), (ii) neither the Company nor any of its Subsidiaries or their respective Representatives shall be required to enter into any certificate, document, agreement or instrument in connection with the Financing which will be effective prior to the Offer Acceptance Time, (iii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (iv) none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Offer Acceptance Time for which it is not promptly reimbursed or simultaneously indemnified, and (v) nothing herein shall require cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid, reimbursed or indemnified in full by the Parent. After giving effect to the receipt of the net proceeds contemplated by the Debt Commitment Letter, (x) Parent and Purchaser will have available at and immediately prior to the Offer Acceptance Time cash in an aggregate amount sufficient to pay the aggregate consideration necessary to consummate the Transactions and (y) Parent and Purchaser will have at and after the Closing funds sufficient to pay any and all fees and expenses required to be paid by Parent, Purchaser and the Surviving Corporation in connection with the Transactions and the Financing.

(d) Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.16(b). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.16) and any information used in connection therewith, except with respect to any information relating to the Company provided in writing by the Company or any of its Subsidiaries or any fraud or intentional misrepresentations or willful misconduct by any such Persons.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Condition to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints. No Law, injunction (whether temporary or otherwise), judgment or ruling enacted, promulgated, issued, entered, or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be and remain in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement or making the consummation of the Merger illegal; and

(b) Consummation of the Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Offer Acceptance Time shall not have occurred on or before the Business Day immediately following the day that is six months after the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if the failure of the Offer to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 7.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement or if such party shall have failed to comply with its obligations under Section 6.4; or

(c) by Parent at any time prior to the Offer Acceptance Time:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if the Company Board shall have effected a Company Adverse Recommendation Change, whether or not in compliance with this Agreement;

(iii) if the Company shall have failed materially and knowingly to comply with any of its obligations under Section 6.3; or

(d) by the Company at any time prior to the Offer Acceptance Time:

(i) if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has resulted in a Parent Material Adverse Effect and (B) cannot be cured by Parent or Purchaser by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) in order to enter into, concurrently with the termination of this Agreement, a definitive acquisition agreement relating to a transaction that is a Superior Proposal, in compliance with Section 6.3; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the Company if prior thereto the Company shall have materially breached any of the provisions of Section 6.3 or if the Company has not paid the Termination Fee (as defined below) to Parent or caused Termination Fee to be paid to Parent in accordance with Section 8.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following the delivery of such instructions).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 8.2 and Section 8.3, Article IX, Section 6.16(c), Section 6.16(d) and Section 6.6, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 8.3 (including the limitations on liability contained therein) no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of this Agreement. The Confidentiality Agreement shall survive in accordance with its terms the termination of this Agreement.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) the Company shall pay to Parent, or cause to be paid as directed by Parent, the Termination Fee in cash, in immediately available funds, prior to the termination of this Agreement;

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), the Company shall pay to Parent, or cause to be paid as directed by Parent, the Termination Fee in cash, in immediately available funds, within two (2) Business Days of such termination.

(c) In the event that this Agreement is terminated (i) (x) by Parent or the Company pursuant to Section 8.1(b)(i), or (y) by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), (ii) a Takeover Proposal shall have been publicly disclosed after the date hereof and prior to the date of such termination, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company enters into or consummates a transaction constituting a Takeover Proposal (provided that for purposes of clause (iii) of this Section 8.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent the Termination Fee on the date of consummation of such transaction but in no event later than eighteen (18) months after the date of the termination of this Agreement, irrespective of whether the Takeover Proposal has been consummated.

(d) For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $39,000,000.

(e) Notwithstanding the foregoing, in no event shall the Company be required to pay the fees referred to in this Section 8.3 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, except with respect to a material and willful breach of Section 6.3(a) by the Company (and not its Representatives) in which case any further liability shall be limited to the amount of Parent’s or Purchaser’s or their respective Subsidiaries’ out-of-pocket costs and expenses arising out of or relating to the Transactions, including, but not limited to, those incurred in connection with enforcing Parent’s or Purchaser’s or their respective Subsidiaries’ rights under this Agreement, payment of fees to any of their Representatives as relates to the Transactions and any financing arrangements or activities related to the Transactions, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Purchaser under this Agreement.

(f) Any amount that becomes payable pursuant to Section 8.3(a), 8.3(b) or 8.3(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.2 Fees and Expenses. Except as provided in Section 8.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 9.3 Amendment or Supplement. At any time prior to the Effective Time, subject to Section 1.3(b) and Section 6.8, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties. Notwithstanding anything herein to the contrary, Sections 6.16(b), 9.7, 9.8 and 9.10 and this Section 9.3 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such Sections) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Source Related Parties without the prior written consent of each Financing Source.

Section 9.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.

Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent; provided, that no such assignment shall relieve Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null and void.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders and holders of Options, Restricted Stock and Company RSUs to receive the payments provided for in Article III hereof following the Offer Acceptance Time and the Effective Time, as applicable and (ii) the provisions of Section 6.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon and enforce Sections 6.16(b), 9.3, 9.8 and 9.10 and this Section 9.7. In addition, the Company agrees, on behalf of itself, its Affiliates and their respective directors, officers, managers, members, stockholders (other than Parent or Purchaser and their respective Affiliates), partners, employees, agents, Representatives, successors and permitted assigns (collectively, the “Company Related Parties”) that the Financing Source Related Parties shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company or the Company Related Parties arising out of or relating to this Agreement, the Financing, the Debt Commitment Letter or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Source Related Parties with respect to the foregoing.

Section 9.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the Debt Commitment Letter or the performance of any of the foregoing, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Purchaser or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING, DIRECTLY OR INDIRECTLY, UNDER THE FINANCING, ANY ALTERNATIVE FINANCING, THE DEBT COMMITMENT LETTER, ANY ALTERNATIVE COMMITMENT LETTERS OR THE PERFORMANCE OF ANY OF THE FOREGOING).

Section 9.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

Minerals Technologies Inc.

622 Third Avenue

38th Floor

New York, New York 10017

Attention: General Counsel

Facsimile: (212) 878-1801

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:	Scott A. Barshay
Andrew R. Thompson

Facsimile: (212) 474-3700

If to the Company, to:

AMCOL International Corporation

2870 Forbs Avenue

Hoffman Estates, Illinois 60192

Attention: General Counsel

Facsimile: (847) 851-1699

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	R. Scott Falk, P.C.
Richard M. Brand

Facsimile: (312) 862-2200

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“5.46% Notes” shall have the meaning set forth in Section 6.14.

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (i) the terms of which are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of non-public Takeover Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.3 hereof), or (ii) entered into during the four-month period prior to the date hereof in connection with a transaction of the type contemplated by this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that with respect to Parent, shareholders of Parent (and such shareholders’ respective Subsidiaries (which, for the avoidance of any doubt, do not include Parent)) shall not be deemed an Affiliate of Parent.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 6.16(a).

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.20(a).

“Antitrust Laws” shall have the meaning set forth in Section 6.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 4.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Certificate” shall have the meaning set forth in Section 3.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in Section 3.2(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 6.3(a).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(c).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(c).

“Company Charter Documents” shall have the meaning set forth in Section 4.1(c).

“Company Common Stock” shall have the meaning set forth in Section 3.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article IV Preamble.

“Company Employees” shall have the meaning set forth in Section 6.11(a).

“Company Material Adverse Effect” shall mean any change, event, occurrence, state of facts or effect that (a) individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; other than any change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy after the date hereof; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transaction, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact directly relating to any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vi) the impact of any Remedial Action on the Company, if required by Parent; (vii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (viii) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) and to the extent, in each of clauses (i) through (iv), that such change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business and industries in which the Company and its Subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 4.15(a).

“Company Pension Plan” shall have the meaning set forth in Section 4.10(b).

“Company Permits” shall have the meaning set forth in Section 4.8(b).

“Company Plans” shall mean (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability and (b) each other employee benefit plan, program, agreement or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, program, agreement or arrangement, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, program, agreement or arrangement, supplemental executive retirement plan, profit sharing plan, program, agreement or arrangement, unemployment or severance compensation plan, program, agreement or arrangement, or employment, consulting, retention or change of control agreement, plan, program or arrangement for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability.

“Company Related Parties” shall have the meaning set forth in Section 9.7.

“Company RSUs” shall have the meaning set forth in Section 3.4(c).

“Company SEC Documents” shall have the meaning set forth in Section 4.5(a).

“Company Securities” shall have the meaning set forth in Section 4.2(b).

“Company Stock Plans” shall mean, collectively, the 2010 Long-Term Incentive Plan, the 2006 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service provides of the Company or any of its Subsidiaries.

“Company Subsidiary” shall have the meaning set forth in Section 4.1(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.

“Continuing Directors” shall have the meaning set forth in Section 1.3(b).

“D&O Insurance” shall have the meaning set forth in Section 6.8(b)

“Debt Commitment Letter” shall mean the commitment letter, dated as of March 6, 2014, from the Financing Sources identified therein, pursuant to which such Financing Sources have agreed, subject to the terms and conditions set forth therein, to provide the Financing.

“DGCL” shall have the meaning set forth in the recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“Dissenting Stockholders” shall have the meaning set forth in Section 3.3.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“End Date” shall have the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” means all Laws relating to mine or occupational safety or health, pollution or protection of the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials, as the foregoing are enacted and in effect on or prior to Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall have the meaning set forth in Section 4.10(c).

“Exchange Act” shall have the meaning set forth in Section 4.4.

“Expiration Date” shall have the meaning set forth in Section 1.1(d).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Filed Company SEC Documents” shall have the meaning set forth in the Article IV Preamble.

“Financing” shall have the meaning set forth in Section 5.6.

“Financing Agreements” shall have the meaning set forth in Section 6.16(a).

“Financing Source” shall mean, in its capacity as such, any lender providing a commitment pursuant to the Debt Commitment Letter or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“Financing Source Related Parties” shall mean the Financing Sources, their Affiliates and their respective directors, officers, managers, members, stockholders, partners, employees, agents, Representatives, successors and permitted assigns.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.4.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any material, substances or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Imerys Merger Agreement” shall have the meaning set forth in the recitals.

“Indebtedness” shall mean any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations and any guarantee of any such indebtedness or debt securities of any other Person.

“Indemnitees” shall have the meaning set forth in Section 6.8(a).

“Initial Expiration Date” shall have the meaning set forth in Section 1.1(d).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (a) patents and patent applications, (b) registered trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets and other proprietary know-how.

“Intervening Event” shall have the meaning set forth in Section 6.3(d).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 9.13 of the Company Disclosure Schedule after reasonable inquiry of their respective direct reports and (b) in the case of Parent, the actual knowledge, as of the date of this Agreement, of Parent’s executive officers.

“Laws” shall have the meaning set forth in Section 4.8.

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Litigation” shall have the meaning set forth in Section 4.7.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date hereof throughout which Parent shall have the Required Information; provided, however, that (A) (x) the Marketing Period shall exclude July 4, 2014 (it being understood that such exclusion shall not be deemed a “Business Day”, including for purposes of the consecutive Business Day requirement) and (y) if the Marketing Period has not ended prior to August 15, 2014, such fifteen (15) Business Day period shall commence no earlier than September 2, 2014, (B) the Marketing Period shall end on any earlier date on which the Financing is consummated and the proceeds thereof are received by Parent and (C) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) Business Day period, (1) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Required Information, or (2) any of the financial statements included in the Required Information shall have been restated or the Company or any Subsidiary shall have publicly announced, or the board of directors (or similar governing body) of the Company or any Subsidiary shall have determined, that a restatement of any such financial statements included in the Required Information is required, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed or the Company or such Subsidiary, as applicable, has determined that no restatement shall be required.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Minimum Condition” shall have the meaning set forth in Annex I.

“New Plans” shall have the meaning set forth in Section 6.11(b).

“Note Purchase Agreement” shall have the meaning set forth in Section 6.14.

“Notice of Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(e).

“Notice Period” shall have the meaning set forth in Section 6.3(e).

“NYSE” shall mean the New York Stock Exchange.

“Offer” shall have the meaning set forth in the recitals.

“Offer Acceptance Time” shall mean the first time Purchaser accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer.

“Offer Conditions” shall have the meaning set forth in Section 1.1(b).

“Offer Documents” shall have the meaning set forth in Section 1.1(h).

“Offer Price” shall have the meaning set forth in the recitals.

“Offer to Purchase” shall have the meaning set forth in Section 1.1(c).

“Offering Documents” has the meaning set forth in Section 6.16(b).

“Old Plans” shall have the meaning set forth in Section 6.11(b).

“Option” shall have the meaning set forth in Section 3.4(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” shall mean any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Purchaser of the Transactions.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Payment Fund” shall have the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens reflected in the Filed Company SEC Documents, (d) Liens arising under or in connection with applicable building and zoning laws, codes, ordinances, and state and federal regulations and (e) such other Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Purchaser” shall have the meaning set forth in the Preamble.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, disposal, leaching or migration into the environment.

“Remedial Action” shall have the meaning set forth in Section 6.4(d).

“Representatives” means, with respect to any Person, such Person’s and its Subsidiaries’ and Controlled Affiliates’ directors, officers, employees, consultants (including investment bankers and financial advisors), advisors, attorneys, accountants or other representatives (acting in such capacity) retained by such Person, its Subsidiaries or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Required Information” means (a) all customary financial and other information regarding the Company and its Subsidiaries that is available to or readily obtainable by the Company as may be reasonably requested by Parent or Purchaser, including, if applicable, financial statements prepared in accordance with GAAP, audit reports, other information and data, in each case, to allow Parent to prepare a pro forma balance sheet to give effect to the Transactions, and other information and data of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Financing, assuming that such syndication of credit facilities was consummated at the same time during the Company’s fiscal year as such syndication will be made and (b) the historical consolidated financial statements identified in paragraph (5) of Exhibit B to the Debt Commitment Letter as of the date hereof (or any substantially identical requirements in any amendment or replacement thereof permitted or required pursuant to Section 6.16).

“Restraints” shall have the meaning set forth in Section 7.1(a).

“Restricted Stock” shall have the meaning set forth in Section 3.4(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5(a).

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(a).

“Schedule TO” shall have the meaning set forth in Section 1.1(h).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 4.1(b).

“Senior Credit Facility” shall mean the Credit Agreement, dated as of January 12, 2012, among the Company, certain borrowing subsidiaries and guarantors party thereto from time to time, the lenders party thereto and BMO Harris Bank N.A., as administrative agent.

“Shares” shall have the meaning set forth in the recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall have the meaning set forth in Section 6.3(h).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Policy” shall have the meaning set forth in Section 6.8(b).

“Takeover Proposal” shall have the meaning set forth in Section 6.3(g).

“Tax Returns” shall have the meaning set forth in Section 4.9(e).

“Taxes” shall have the meaning set forth in Section 4.9(e).

“Termination Fee” shall have the meaning set forth in Section 8.3(d).

“Title IV Plan” shall have the meaning set forth in Section 4.10(c).

“Transactions” shall have the meaning set forth in the recitals.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the U.S. Treasury Department.

Section 9.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “$” or “dollars” are to the currency of the United States of America unless expressly stated otherwise. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Any reference to an item or document being “made available” to Parent shall mean such item or document has been uploaded to the electronic data room, entitled “Project Manger” and maintained by R.R.Donnelley at least twenty-four (24) hours prior to the date of this Agreement (and not subsequently withdrawn) and accessible for viewing by Parent and its Representatives.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan F. McKendrick
	Name:	Ryan F. McKendrick
	Title:	President & CEO

MINERALS TECHNOLOGIES INC.

By:	/s/ Joseph C. Muscari
	Name:	Joseph C. Muscari
	Title:	Chairman and Chief Executive Officer

MA ACQUISITION INC.

By:	/s/ Thomas J. Meek
	Name:	Thomas J. Meek
	Title:	Senior Vice President, General Counsel

ANNEX I

CONDITIONS OF THE OFFER

(1) Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if immediately prior to the Expiration Date, there shall not have been validly tendered (not including as tendered those Shares that are tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) and not validly withdrawn that number of Shares that when added to the Shares then owned by Purchaser would represent one Share more than one-half (1/2) of the sum of:

(a) all Shares then outstanding, and

(b) all Shares that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Options, Restricted Stock and Company RSUs), regardless of the conversion or exercise price or other terms and conditions thereof) (such condition in this clause (1) being, the “Minimum Condition”).

(2) Notwithstanding any other term or provision of the Offer or the Agreement, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if at the Expiration Date any of the following conditions shall not be satisfied or have been waived by the Purchaser:

(a) the representations and warranties of the Company set forth in the Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Expiration Date with the same effect as though made on and as of the Expiration Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties of the Company set forth in (x) Section 4.2, Section 4.3 and Section 4.18 shall be true and correct in all material respects (and, in the case of Section 4.2(a), shall be true and correct in all respects except for such inaccuracies that would not result in more than an immaterial increase in the aggregate consideration payable by the Parent as contemplated by Articles I and III hereof) as of the date of this Agreement and as of the Expiration Date as though made at and as of the Expiration Date, and (y) Section 4.6(b) shall be true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made at and as of the Expiration Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

(b) the Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under the Agreement at or prior to the Expiration Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

(c) all waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and any required approval of the Transactions by any Governmental Authority shall have been obtained (or all applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired) pursuant to any Foreign Antitrust Laws in Germany, Poland and Turkey;

(d) since the date of the Agreement, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) no Restraints shall be, and remain, in effect, which have the effect of enjoining, restraining, preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated thereby or making the consummation of the Offer or the Merger or the other transactions contemplated thereby illegal;

(f) there shall not be existing any pending Litigation by any Governmental Authority in a jurisdiction in which the Company has material assets or derives meaningful income or revenue in the fiscal year 2013 that, in any case, challenges or seeks to enjoin or materially delay the Offer Acceptance Time or the consummation of the Merger or the other Transactions; and

(g) the Agreement shall not have been validly terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Agreement.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser, provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. Any reference in this Annex I or in the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used but not defined in this Annex I shall have the meaning ascribed to them elsewhere in the Agreement to which this Annex I is attached.